Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264456

APOLLO REALTY INCOME SOLUTIONS, INC.

SUPPLEMENT NO. 5 DATED JULY 25, 2023

TO THE PROSPECTUS DATED APRIL 20, 2023

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Apollo Realty Income Solutions, Inc., dated April 20, 2023 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to “we,” “us,” or “our” refer to Apollo Realty Income Solutions, Inc. and its consolidated subsidiaries unless the context specifically requires otherwise.

The purpose of this Supplement is to make certain updates to the Prospectus.

Updates to the Prospectus

The following supersedes and replaces the third paragraph of the disclosure under “Prospectus Summary—Q: What is the difference between the classes of shares of common stock being offered?” and the related disclosure under “Description of Capital Stock—Common Stock—Class A-I Shares” “—Class A-II Shares” and “—Class A-III Shares” to extend the anchor shares measurement dates:

Anchor shares are not being offered to all investors in this offering, but only through certain financial intermediaries identified by us whose clients initially purchase founder shares during the initial founder shares offering period and that in the aggregate subscribe for shares with minimum aggregate proceeds to us as of specified measurement dates as described below:

•
As of the first business day of any month during the period from April 1, 2023 through January 2, 2024 (the “Class A-I measurement date”), if we have issued founders shares (in any combination thereof) to clients of a financial intermediary with aggregate proceeds to us ranging from $100,000,000 to $249,999,999 (the “minimum Class A-I subscription requirement”), such financial intermediary will be identified as an “A-I Anchor Intermediary” and, effective as of the business day following the relevant Class A-I measurement date, all of the founder shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-I shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-I Anchor Intermediary will be eligible to purchase additional Class A-I shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-I shares as described herein.
•
As of the first business day of any month during the period from April 1, 2023 through January 2, 2024 (each such date, a “Class A-II measurement date”), if we have issued founder shares or Class A-I shares (in any combination thereof) to clients of a financial intermediary that has been identified as an A-I Anchor Intermediary by having satisfied the minimum Class A-I subscription requirement (on behalf of its clients) with aggregate proceeds to us ranging from $250,000,000 to $499,999,999 (the “minimum Class A-II subscription requirement”), such financial intermediary will be identified as an “A-II Anchor Intermediary” and, effective as of the business day following the relevant Class A-II measurement date, all such shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-II shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-II Anchor Intermediary will be eligible to purchase additional Class A-II shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-II shares as described herein.
•
As of the first business day of any month during the period from April 1, 2023 through July 1, 2024 (each such date, a “Class A-III measurement date” and together with Class A-I measurement date and the Class A-II measurement date, the “anchor shares measurement dates”), if we have issued founder shares, Class A-I shares or Class A-II shares (in any combination thereof) to clients of a financial

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intermediary that has been identified as an A-I Anchor Intermediary by having satisfied the minimum Class A-I subscription requirement (on behalf of its clients) with aggregate proceeds to us of $500,000,000 or more (the “minimum Class A-III subscription requirement” and together with the minimum Class A-I subscription requirement and the minimum Class A-II subscription requirement, the “minimum anchor shares subscription requirements”), such financial intermediary will be identified as an “A-III Anchor Intermediary” and, effective as of the business day following the relevant Class A-III measurement date, all such shares issued to clients of such intermediary will automatically be exchanged for a number of Class A-III shares with an equivalent aggregate NAV as the exchanged shares. The clients of an A-III Anchor Intermediary will be eligible to purchase additional Class A-III shares for so long as we conduct a continuous public offering, whether in this offering or any subsequent follow-on public offering and subject to the minimum investment requirement for Class A-III shares as described herein.

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